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                                                     Exhibit (10) (xix)



                                      March 17, 2000


Mr. Frederic M. Poses
Chairman and Chief Executive Officer
American Standard Companies Inc.
One Centennial Avenue
Piscataway, New Jersey 08855

Dear Fred:

     This letter will serve to amend the letter agreement dated October 13, 1999 (the "Letter Agreement") between you and American Standard Companies Inc. (the "Company") setting forth the terms of your employment with the Company, and to confirm our recent conversation that, in lieu of the provisions in the Letter Agreement relating to your participation in the Company's Annual Incentive Plan and amounts payable to you thereunder for the years 2000 and 2001, you will for such periods be eligible for an Annual Incentive with a target award of 130% of your base salary, subject to an annual maximum potential payment under that Plan of $2.0 million. In all other respects, the terms of the Letter Agreement remain unchanged.

     If the foregoing accurately reflects your understanding and is acceptable to you, please sign this letter below in the space provided and return the signed original to me. I have included a duplicate of this letter signed on behalf of the Management Development and Nominating Committee for your records.


                              Management Development and Nominating Committee

                              By: Roger W. Parsons
                                  ----------------
                                  Chairman of the committee


Accepted and Agreed to:

/s/ Frederic M. Poses
    -----------------
    Frederic M. Poses